Exhibit 10.1

Execution Version

Winnebago Industries, Inc.

3.250% Convertible Senior Notes Due 2030

Purchase Agreement

January 18, 2024

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

BMO Capital Markets Corp.

151 West 42nd Street, 32nd Floor

New York, New York 10036

Ladies and Gentlemen:

Winnebago Industries, Inc., a Minnesota corporation (the “Company”), proposes, subject to the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to the several Initial Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $300,000,000 principal amount of its 3.250% Convertible Senior Notes due 2030 (the “Firm Securities”) and, at the option of the Purchasers, up to an additional $50,000,000 aggregate principal amount of its 3.250% Convertible Senior Notes due 2030 (the “Optional Securities”) if and to the extent that the Purchasers shall exercise the option to purchase such Optional Securities granted to the Purchasers in Section 2 hereof. The Firm Securities and the Optional Securities are herein referred to collectively as the “Securities.” The Securities will be convertible into cash and, if applicable, shares of common stock, par value $0.50 per share, of the Company (“Stock”), at the option of the Company, on the terms, and subject to the conditions, set forth in the Indenture (as defined below).

The Securities will be issued pursuant to an indenture (the “Indenture”), dated as of the First Time of Delivery (as defined below), that will be entered into by and between the Company and U.S. Bank National Association, as trustee, registrar, paying agent and conversion agent (in such capacity, the “Trustee”).

In connection with the offering of the Firm Securities, the Company is separately entering into convertible note hedge and warrant transactions with certain financial institutions, including one or more of the Purchasers (the “Call Spread Counterparties”) pursuant to convertible note hedge confirmations (the “Base Bond Hedge Confirmations”) and warrant confirmations (the “Base Warrant Confirmations” and, together with the Base Bond Hedge Confirmations, the “Base Call Spread Confirmations”), respectively, each to be dated the date hereof, and in connection with any exercise by the Purchasers of their option to purchase any Optional Securities, the Company and the Call Spread Counterparties will enter into additional convertible note hedge and warrant transactions pursuant to additional convertible note hedge confirmations (the “Additional Bond Hedge Confirmations”) and additional warrant confirmations (the “Additional Warrant Confirmations” and, the Additional Warrant Confirmations together with the Additional Bond Hedge Confirmations, the “Additional Call Spread Confirmations”), respectively, each to be dated the date on which the Purchasers exercise their option to purchase such Optional Securities. We refer to the Base Call Spread Confirmations and the Additional Call Spread Confirmations collectively herein as the “Call Spread Confirmations.”

This Agreement, the Securities and the Indenture are hereinafter referred to collectively as the “Transaction Documents.”

1.	The Company represents and warrants to, and agrees with, each of the Purchasers as of the date hereof and as of the First Time of Delivery, that:

(a)	A preliminary offering memorandum, dated January 17, 2024 (the “Preliminary Offering Memorandum”), and an offering memorandum, dated January 18, 2024 (the “Offering Memorandum”), have been prepared in connection with the offering of the Securities and any shares of Stock issuable upon conversion thereof. The Preliminary Offering Memorandum, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Memorandum.” Any reference to the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum shall be deemed to refer to and include all documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of such memorandum and incorporated by reference therein and any reference to the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports” (provided that where only sections of such documents are specifically incorporated by reference, only such sections shall be considered to be part of the “Exchange Act Reports”). The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser expressly for use therein.

(b)	For the purposes of this Agreement, the “Applicable Time” is 7:15 p.m., New York City time, on the date of this Agreement; the Pricing Memorandum as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(i)) listed on Schedule II(b) hereto and each Permitted General Solicitation Material (as defined in Section 6(i)) listed on Schedule II(d) hereto) does not conflict with the information contained in the Pricing Memorandum or the Offering Memorandum and each such Company Supplemental Disclosure Document and Permitted General Solicitation Material, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document or Permitted General Solicitation Material in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser expressly for use therein.

(c)	Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Pricing Memorandum any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum; and, since the respective dates as of which information is given in the Pricing Memorandum, there has not been any change in the capital stock (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Pricing Memorandum and Offering Memorandum or pursuant to the exercise of options referred to in the Pricing Memorandum and Offering Memorandum) or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Memorandum.

(d)	The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them as described in the Pricing Memorandum and Offering Memorandum, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Memorandum and Offering Memorandum or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries as described in the Pricing Memorandum and Offering Memorandum are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

(e)	The Company and each of its subsidiaries has been duly incorporated or formed and is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction in which it is incorporated, chartered, organized or formed with full corporate or limited liability company, as applicable, power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum, and is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each jurisdiction which requires such qualification, and in which the failure to so qualify or to so be in good standing would have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”). None of the outstanding shares of capital stock of any subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

(f)	The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Offering Memorandum, and all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the shares of Stock initially issuable upon conversion of the Securities (assuming full physical settlement of the Securities upon conversion and the maximum conversion rate under any “make-whole” adjustment applies (the “Conversion Shares”)) have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the Stock contained in the Pricing Disclosure Package and the Offering Memorandum; and all of the issued and outstanding shares of capital stock, partnership interests or membership interests, as applicable, of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(g)	The Securities have been duly authorized by the Company and, when issued and delivered at each Time of Delivery pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company enforceable against the Company, entitled to the benefits provided by the Indenture, under which they are to be issued, which will be substantially in the form previously delivered to you, subject, as to enforcement, to bankruptcy, insolvency, receivership, fraudulent transfer, fraudulent conveyance, voidable transaction, voidable preference, reorganization, moratorium, assignment for the benefit of creditors’ rights generally, equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law) and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, receivership, fraudulent transfer, fraudulent conveyance, voidable transaction, voidable preference, reorganization, moratorium, assignment for the benefit of creditors’ rights generally, equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law) and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits provided by the Indenture; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the

Pricing Disclosure Package and the Offering Memorandum and will be in substantially the form previously delivered to you.

(h)	The Base Call Spread Confirmations have been, and any Additional Call Spread Confirmations on the date or dates that the Purchasers exercise their right to purchase the relevant Optional Securities will have been, duly authorized, executed and delivered by the Company and, assuming due execution and delivery thereof by the counterparties, constitute, or will constitute, as the case may be, valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, receivership, fraudulent transfer, fraudulent conveyance, voidable transaction, voidable preference, reorganization, moratorium, assignment for the benefit of creditors’ rights generally, equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law) and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. A total of 3,980,340 shares of Stock issuable under the Base Warrant Confirmations and any Additional Warrant Confirmations (the “Warrant Shares”), have been duly authorized and reserved for issuance by all necessary corporate action and all shares of Stock issuable upon conversion of the Securities will be duly authorized and reserved for issuance. All shares of Stock issuable upon conversion of the Securities and when issued in accordance with the terms of the Securities and the Indenture, and all Warrant Shares, when issued in accordance with the Base Warrant Confirmations or the Additional Warrant Confirmations, as applicable, will be validly issued, fully paid and non-assessable; no holder of such shares will be subject to personal liability by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.

(i)	The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company.

(j)	None of the transactions contemplated by this Agreement or the other Transaction Documents (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

(k)	The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(l)	The issue and sale of the Securities (and any conversion of Securities or issuance of Stock upon conversion), the compliance by the Company with all of the provisions of the Transaction Documents (and the consummation of the transactions contemplated therein), the Call Spread Confirmations (and the consummation of the transactions contemplated therein) and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Pricing Disclosure Package and the Offering Memorandum will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such conflicts, breaches or defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of its properties, except for such violations of any statute or any order, rule or regulation that would not, singly or in the aggregate, result in a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the transactions contemplated by this Agreement, under the Call Spread Confirmations or the other Transaction Documents (including the conversion of Securities or issuance of Stock upon conversion), except such consents, approvals, authorizations, registrations or qualifications as have already been obtained or may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers.

(m)	Neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation or By-laws or equivalent organizational document; (ii) in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clause (iii) above, for any such violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(n)	The statements set forth in the Pricing Memorandum and the Offering Memorandum under the captions “Description of Notes” and “Description of Securities” insofar as they purport to constitute a summary of the terms of the Securities and the Stock, under the captions “Certain Relationships and Related Transactions, and Director Independence,” “Description of Other Indebtedness” and “Description of the Concurrent Convertible Note Hedge Transactions and Warrant Transactions” insofar as they purport to constitute a summary of the terms of the documents referred to therein, and under the caption “Material U.S. Federal Income Tax Considerations” insofar as they purport to describe the provisions of the laws and documents referred to therein, fairly present and summarize, in all material respects, the matters referred to therein.

(o)	The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Pricing Disclosure Package and Offering Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the entities to which they relate as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Act and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The pro forma financial statements, if any, included in the Pricing Disclosure Package and Offering Memorandum present fairly in all material respects the information shown therein and include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein. The pro forma financial statements, if any, included in the Pricing Disclosure Package and Offering Memorandum comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act and the Commission’s rules and guidelines with respect to pro forma financial statements and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(p)	No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Call Spread Transactions or the consummation of the Transactions or (ii) could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Pricing Disclosure Package and the Offering Memorandum (exclusive of any supplement thereto).

(q)	The Company and its subsidiaries are not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(r)	Deloitte & Touche LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Pricing Disclosure Package and the Offering Memorandum, are independent public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

(s)	The Company has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect, except as set forth in or contemplated in the Pricing Disclosure Package and the Offering Memorandum (exclusive of any supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty the amount or validity of which is currently being contested in good faith or as would not have a Material Adverse Effect, except as set forth in or contemplated in the Pricing Disclosure Package and the Offering Memorandum (exclusive of any supplement thereto).

(t)	No strike or labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened except as would not reasonably be expected to result in a Material Adverse Effect, except as set forth in or contemplated in the Pricing Disclosure Package and the Offering Memorandum (exclusive of any supplement thereto).

(u)	The Company and each of its subsidiaries maintain insurance against such losses and risks and in such amounts as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except where failure to do so would not result in a Material Adverse Effect; all premiums in respect of such insurance have been paid to the extent due and payable; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause where such claims would be reasonably expected to have a Material Adverse Effect.

(v)	No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as provided under applicable law or as described in or contemplated by the Pricing Disclosure Package and the Offering Memorandum (exclusive of any supplement thereto).

(w)	The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable governmental authorities necessary to conduct their respective businesses as set forth in the Pricing Disclosure Package and the Offering Memorandum, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any such subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Pricing Disclosure Package and the Offering Memorandum (exclusive of any supplement thereto).

(x)	The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum is prepared in accordance with the Commission’s rules and guidelines applicable thereto. There were no material weaknesses in the Company’s and its subsidiaries’ internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) as of the end of the period covered by the most recent audited financial statements included in the Pricing Disclosure Package and the Offering Memorandum. The Company and its subsidiaries’ internal controls over financial reporting are effective as of the end of the period covered by the most recent audited financial statements included in the Pricing Disclosure Package and the Offering Memorandum and since the date of the latest audited financial statements included in the Pricing Memorandum, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(y)	The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures were effective as of the end of the period covered by the most recent unaudited financial statements included in the Pricing Memorandum and the Offering Memorandum.

(z)	Except as described in the Pricing Disclosure Package and the Offering Memorandum or as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice of any actual or potential liability under any Environmental Laws. Except as set forth in the Pricing Disclosure Package and the Offering Memorandum, neither the Company nor any of the subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(aa)	None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; or (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries, which audit or investigation if resulting in an unfavorable decision, ruling or finding would have a Material Adverse Effect. None of the following events has occurred: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; or (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(bb)	There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) applicable to the Company, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(cc)	None of the Company, any of its subsidiaries, its directors and officers, nor, to the knowledge of the Company, any agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(dd)	The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ee)	The Company and its subsidiaries, its directors and officers or, to the knowledge of the Company, any agent, employee or affiliate of the Company or any of its subsidiaries is not currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and Russia (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions.

(ff)	Other than as set forth in the Pricing Disclosure Package and the Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the current or future financial position, stockholders’ equity or results of operations of the Company and its subsidiaries or would materially adversely affect on the ability to consummate any of the transactions described in the Pricing Disclosure Package and Offering Memorandum;

and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(gg)	The Company is subject to Section 13 or 15(d) of the Exchange Act.

(hh)	Neither the Company nor any person acting on its behalf (other than the Purchasers, as to which no representation is made) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act (other than by means of a Permitted General Solicitation, as defined below).

(ii)	Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act.

(jj)	(i)(x) Except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, there has been no security breach or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of clauses (i) and (ii), individually or in the aggregate, have a Material Adverse Effect; (iii) the Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data (including all personal, personally identifiable, sensitive, confidential or regulated data), and the Company and its subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices; and (iv) the Company and its subsidiaries’ IT Systems and Data are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, to the Company’s knowledge, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants.

(kk)	The Company is not an issuer of the type set forth in Rule 144(i)(1) under the Securities Act.

2.	Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.25% of the aggregate principal amount thereof, the Firm Securities, and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate Securities in denominations other than in multiples of $1,000), in each case as set forth opposite the name of such Purchaser in Schedule I hereto and any additional principal amount of Securities which such Purchaser may become obligated to purchase pursuant to the provisions of Section 10(b) hereof.

The Company hereby grants to the Purchasers the right to purchase at their election up to $50,000,000 in aggregate principal amount of the Optional Securities, at the purchase price set forth in clause (a) of the first paragraph of this Section 2. Any such election to purchase Optional Securities may be exercised only by written notice from the Purchasers to the Company, given within a period of 13 calendar days after the date of this Agreement, setting forth the aggregate principal amount of Optional Securities and the date on which such Optional Securities are to be delivered, as determined by the Purchasers but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless the Purchasers and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3.	Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Memorandum and each Purchaser, acting severally and not jointly, hereby represents and warrants to, and agrees with the Company that:

(a)	It will sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A; and

(b)	It is an Institutional Accredited Investor (within the meaning of Rule 501 under the Act).

4.	(a)	The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global notes in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to Goldman Sachs & Co. LLC, for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman Sachs & Co. LLC at DTC. The Company will cause the certificates representing the Securities to be made available to Goldman Sachs & Co. LLC for checking at least twenty-four hours prior to each Time of Delivery (as defined below) at the office of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020 (the “Closing Location”) or such other place as may be agreed by the Company and the Purchasers.

The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on January 23, 2024 or such other time and date as the

Purchasers and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by the Purchasers in the written notice given by the Purchasers of the their election to purchase such Optional Securities, or such other time and date as the Purchasers and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery,” such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery,” and each such time and date for delivery is herein called a “Time of Delivery.”

(b)	The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(i) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at the office of DTC (or its designated custodian), all at such Time of Delivery. A meeting will be held at the Closing Location at 4:30 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.	The Company agrees with each of the Purchasers:

(a)	To prepare the Offering Memorandum in a form approved by you; to make no amendment or any supplement to the Offering Memorandum which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b)	Promptly from time to time to take such action as you may reasonably request to qualify (or to obtain exemptions from qualifying) the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation in any jurisdiction where it is not now so qualified, subject itself to taxation in any jurisdiction where it is not presently so subject or to file a general consent to service of process in any jurisdiction where it is not presently so subject;

(c)	To furnish the Purchasers with written and electronic copies of the Preliminary Offering Memorandum, Pricing Memorandum and Offering Memorandum and any amendment or supplement thereto in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Memorandum, any event shall have occurred as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Memorandum is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Memorandum, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Memorandum or a supplement to the Offering Memorandum which will correct such statement or omission or effect such compliance;

(d)	During the period beginning from the date hereof and continuing until the date that is 90 days after the First Time of Delivery, not to (i) offer, issue, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the Commission a registration statement under the Act relating to any securities of the Company that are substantially similar to the Securities or the Stock, including but not limited to any options or warrants to purchase shares of Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock or any such other securities, whether any such transaction is to be settled by delivery of Stock or such other securities, in cash or otherwise (other than for (i) and (ii) above pursuant to the Company’s equity incentive plan and employee stock purchase plan existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement), without your prior written consent; provided, however, that nothing in this clause (d) will prohibit the issuance of the Securities to be sold hereunder, the conversion of any Security in accordance with its terms and the terms of the Indenture or the issuance of any Warrant Shares; or

(e)	Not to be or become, at any time prior to the expiration of two years after each Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)	At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)	Except for such documents that are publicly available on EDGAR, to furnish to the Purchasers of the Securities, as long as any Securities remain outstanding, as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Memorandum), to make available to the Purchasers consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h)	During the period of one year after each Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities or the Stock issued upon conversion thereof which constitute “restricted securities” under Rule 144 that have been reacquired by any of them (other than pursuant to a registration statement that has been declared effective under the Act);

(i)	To use the net proceeds received by the Company from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Memorandum under the caption “Use of Proceeds”;

(j)	To reserve and keep available at all times, free of preemptive rights, the Conversion Shares for the purpose of enabling the Company to satisfy any obligations to issue shares of its Stock upon conversion of the Securities;

(k)	To use its best efforts to list, subject to notice of issuance, the Conversion Shares on the New York Stock Exchange (the “NYSE”);

(l)	The Company will advise the Purchasers promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Pricing Disclosure Package, any Permitted General Solicitation Material (as defined below) or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Pricing Disclosure Package, any Permitted General Solicitation Material or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Pricing Disclosure Package, Permitted General Solicitation Material or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Pricing Disclosure Package, any Permitted General Solicitation Material or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof;

(m)	None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S;

(n)	Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act; and

(o)	The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

6.

(i) The Company represents and agrees that, without the prior consent of the Purchasers, it and its affiliates and any other person acting on its or their behalf (other than the Purchasers, as to which no statement is given) (x) have not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”) and (y) have not solicited and will not solicit offers for, and have not offered or sold and will not offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than any such solicitation listed on Schedule II(d) (each such solicitation, a “Permitted General Solicitation”; each written general solicitation document listed on Schedule II(d), a “Permitted General Solicitation Material”);

(ii) each Purchaser, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Purchasers, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities or any Permitted General Solicitation Material, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” that would be required to be filed with the Commission and as defined in Rule 405 under the Act (any such offer (other than any such term sheets and any Permitted General Solicitation Material), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii) any Company Supplemental Disclosure Document, Purchaser Supplemental Disclosure Document or Permitted General Solicitation Material, the use of which has been consented to by the Company and the Purchasers, is listed as applicable on Schedule II(b), Schedule II(c) or Schedule II(d) hereto, respectively.

7.	The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the shares of Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Memorandum and the Offering Memorandum and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the Call Spread Confirmations, the Securities, the Blue Sky Memorandum, closing documents (including any compilations thereof), Permitted General Solicitation Materials and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all reasonable and documented expenses in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the reasonable and documented fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) all costs and expenses incurred in connection with any “road show” presentation to potential purchasers of the Securities; (viii) any cost incurred in connection with the issuance, delivery and listing of the shares of Stock issuable upon conversion of the Securities and the Warrant Shares; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.	The obligations of the Purchasers hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)	Latham & Watkins LLP, counsel for the Purchasers, shall have furnished to you their opinion and negative assurance letter, in each case, dated such Time of Delivery, with respect to matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(b)	Faegre Drinker Biddle & Reath LLP, counsel for the Company, shall have furnished to you their written opinion and negative assurance letter, in each case, dated such Time of Delivery, in form and substance reasonably satisfactory to you.

(c)	On the date of the Offering Memorandum concurrently with the execution of this Agreement and also at each Time of Delivery, Deloitte & Touche LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you.

(d)	(i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Pricing Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum, and (ii) since the respective dates as of which information is given in the Pricing Memorandum, at each Time of Delivery, there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Memorandum, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in each of the Pricing Disclosure Package and the Offering Memorandum.

(e)	On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)62 of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

(f)	On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE or the Nasdaq Global Select Market; (ii) a suspension or material limitation in trading in the Company’s securities on the NYSE; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Memorandum.

(g)	The Company shall have executed and delivered the Indenture and the Securities, in each case, in form and substance reasonably satisfactory to the Purchasers, and the Purchasers shall have received executed copies thereof.

(h)	The Securities shall be eligible for clearance and settlement through the facilities of DTC.

(i)	The Company shall have furnished or caused to be furnished to you at each Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (e) of this Section and as to such other matters as you may reasonably request.

(j)	The Company shall have obtained and delivered to the Purchasers executed copies of a lock-up agreement from each of the parties named in Schedule IV hereto substantially in the form set forth in Annex I hereto.

(k)	No event has occurred that would, if the Securities were outstanding, require an adjustment to the conversion rate for the Securities pursuant to the Indenture.

(l)	At the time of the execution of this Agreement, and each Time of Delivery, the Purchasers shall have received a certificate of the chief financial officer of the Company, dated the date of delivery thereof, satisfactory to the Purchasers, as to certain financial information contained in the Pricing Disclosure Package and the Offering Memorandum.

9.	(a)	The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Pricing Disclosure Package, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement thereto, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by the Purchasers expressly for use therein.

(b)	Each Purchaser, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement thereto, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by such Purchaser expressly for use therein; and each Purchaser will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary Offering Memorandum and Offering Memorandum furnished on behalf of each Purchaser: the seventh paragraph of the Preliminary Offering Memorandum and Offering Memorandum in the section titled “Plan of Distribution.”

(c)	Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection unless and to the extent it did not learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel (including local counsel) satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel (including local counsel) or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Purchaser, its affiliates, directors and officers and any control persons of such Purchaser shall be designated in writing by Goldman Sachs & Co. LLC and any such separate firm for the Company, its respective directors and officers and any control persons of the Company shall be designated in writing by the Company. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)	If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers, in each case as set forth in the Offering Memorandum. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)	The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each employee, officer and director each Purchaser, any affiliate of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

10.	(a)	If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder at a Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Memorandum, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments or supplements to the Offering Memorandum which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)	If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)	If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Purchasers to purchase and the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 6 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.	The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.	If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers for all expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred and documented by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.	All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail to you at Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department and BMO Capital Markets Corp., 151 West 42nd Street, 32nd Floor, New York, New York 10036, Attention: Equity Capital Markets with a copy to the Legal Department, with a copy to Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020, Attention: Gregory Rodgers; and if to the Company shall be delivered or sent by mail or facsimile transmission to the address of the Company set forth in the Offering Memorandum, Attention: Secretary; provided, however, that any notice to a Purchaser pursuant to Section 9 hereof shall be delivered or sent by mail or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

14.	This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company, the officers and directors of each Purchaser, any affiliate of each Purchaser and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.	Time shall be of the essence of this Agreement.

16.	The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Purchaser, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.	This Agreement supersedes all prior agreements and understandings (whether written or oral) between or among the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

18.	THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED HERETO AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The Company agrees that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

19.	The Company and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.	This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21.	Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

22.	Recognition of the U.S. Special Resolution Regimes.

(a)  In the event that any Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)  In the event that any Purchaser that is a Covered Entity or a BHC Act Affiliate of such Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)  As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement among each of the Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,
Winnebago Industries, Inc.

By:	/s/ Bryan L. Hughes
	Name:	Bryan L. Hughes
	Title:	Chief Financial Officer and Senior Vice President

Accepted as of the date hereof:
Goldman Sachs & Co. LLC

By:	/s/ Mike Voris
(Goldman Sachs & Co. LLC)

	Name:	Mike Voris
	Title:	Partner

BMO Capital Markets Corp.

By:	/s/ Brian Riley
(BMO Capital Markets Corp.)

	Name:	Brian Riley
	Title:	Managing Director, Global Markets

[Signature Page to the Purchase Agreement]

SCHEDULE I
Principal
Amount of
Firm Securities
to be
Purchasers	Purchased
Goldman Sachs & Co. LLC	$195,000,000
BMO Capital Markets Corp.	105,000,000
Total	$300,000,000

SCHEDULE II

(a)           Additional Documents Incorporated by Reference: None

(b)           Company Supplemental Disclosure Documents:

Electronic Roadshow Presentation, dated January 18, 2024

(c)           Purchaser Supplemental Disclosure Documents: None

(d)           Permitted General Solicitation Materials:

Press release of the Company dated January 17, 2024, relating to the announcement of the offering of the Securities.

Press release of the Company dated January 18, 2024, relating to the pricing of the offering of the Securities.

SCHEDULE III

[Pricing Term Sheet]

PRICING TERM SHEET	CONFIDENTIAL

January 18, 2024

Winnebago Industries, Inc.

Offering of

$300,000,000 Aggregate Principal Amount of

3.250% Convertible Senior Notes due 2030

The information in this pricing term sheet supplements Winnebago Industries, Inc.’s preliminary offering memorandum, dated January 17, 2024 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Terms used, but not defined, in this pricing term sheet have the respective meanings set forth in the Preliminary Offering Memorandum. As used in this pricing term sheet, “we,” “our” and “us” refer to Winnebago Industries, Inc. and not to its subsidiaries.

Issuer	Winnebago Industries, Inc.

Ticker / Exchange for
Common Stock	WGO / New York Stock Exchange (“NYSE”).

Trade Date	January 19, 2024.

Settlement Date	January 23, 2024.

Notes	3.250% convertible senior notes due 2030 (the “Notes”).

Principal Amount	$300,000,000 (or, if the initial purchasers fully exercise their option to purchase additional Notes, $350,000,000) aggregate principal amount of Notes.

Offering Price	100% of the principal amount of the Notes, plus accrued interest, if any, from the Settlement Date.

Maturity	January 15, 2030, unless earlier repurchased, redeemed or converted.

Stated Interest Rate	3.250% per annum.

Interest Payment Dates	January 15 and July 15 of each year, beginning on July 15, 2024.

Record Dates	January 1 and July 1.

Last Reported Sale Price per
Share of Common Stock on
the NYSE on
January 18, 2024	$67.64.

Conversion Premium	Approximately 30.0% above the Last Reported Sale Price per Share of Common Stock on the NYSE on January 18, 2024.

Initial Conversion Price	Approximately $87.93 per share of our common stock.

Initial Conversion Rate	11.3724 shares of our common stock per $1,000 principal amount of Notes.

Optional Redemption	The Notes will be redeemable, in whole or in part (subject to certain limitations described below), at our option at any time, and from time to time, on or after January 15, 2028 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice. However, we may not redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time we send the related redemption notice. In addition, calling any Note for redemption will constitute a make-whole fundamental change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption. See “Description of Notes—Optional Redemption” in the Preliminary Offering Memorandum.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $291.1 million (or approximately $339.8 million if the initial purchasers fully exercise their option to purchase additional Notes), after deducting the initial purchasers’ discounts and commissions and our estimated offering expenses. We intend to use approximately $32.0 million of the net proceeds to fund the cost of entering into the convertible note hedge transactions described below (after such cost is partially offset by the proceeds that we receive from entering into the warrant transactions described below). We expect to use approximately $295 million of the net proceeds from this offering to repurchase approximately $241 million aggregate principal amount of our 1.50% Convertible Senior Notes due 2025, including accrued and unpaid interest on our 1.50% Convertible Senior Notes due 2025, in privately negotiated transactions effected through Goldman Sachs & Co. LLC or its affiliate, as our agent. We intend to use the remainder of the net proceeds for general corporate purposes. If the initial purchasers exercise their option to purchase additional Notes, then we intend to use a portion of the additional net proceeds to fund the cost of entering into additional convertible note hedge transactions as described below (after such cost is partially offset by the proceeds that we receive from entering into the additional warrant transactions described below).

Concurrent Convertible Note
Hedge Transactions
and Warrant Transactions	In connection with the pricing of the Notes, we entered into convertible note hedge transactions with one or more of the initial purchasers or their respective affiliates or other financial institutions (the “option counterparties”). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the aggregate number of shares of our common stock that initially underlie the Notes, and are expected generally to reduce or offset potential dilution to our common stock upon any conversion of Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Notes, as the case may be. We also entered into separate warrant transactions with the option counterparties, under which we will sell to the option counterparties warrants relating to the same number of shares of our common stock. The strike price of the warrants will initially be $135.28 per share, which is 100% above the Last Reported Sale Price per Share of Common Stock on the NYSE on January 18, 2024, and is subject to certain adjustments under the terms of the warrant transactions. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the strike price of the warrants. If the initial purchasers exercise their option to purchase additional Notes, we expect to enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties, which would cover the number of shares of our common stock that initially underlie the additional Notes sold to the initial purchasers. For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these convertible note hedge and warrant transactions, see the discussion in the Preliminary Offering Memorandum under the caption “Risk Factors—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Book-Running Managers	Goldman Sachs & Co. LLC
BMO Capital Markets Corp.

CUSIP / ISIN Numbers	974637 AE0 / US974637AE01.

Increase to Conversion Rate in
Connection with a
Make-Whole Fundamental

Change	If a make-whole fundamental change occurs and the conversion date for the conversion of a Note occurs during the related make-whole fundamental change conversion period, then, subject to the provisions described in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” the conversion rate applicable to such conversion will be increased by a number of shares set forth in the table below corresponding (after interpolation, as described below) to the effective date and the stock price of such make-whole fundamental change:

	Stock Price
Effective Date	$67.74	$75.00	$87.93	$100.00	$114.31	$125.00	$150.00	$200.00	$250.00	$300.00	$350.00	$400.00	$450.00
January 23, 2024	3.4117	2.7615	1.9632	1.4700	1.0742	0.8646	0.5440	0.2422	0.1142	0.0518	0.0196	0.0041	0.0000
January 15, 2025	3.4117	2.7615	1.9476	1.4279	1.0199	0.8084	0.4938	0.2114	0.0972	0.0429	0.0156	0.0031	0.0000
January 15, 2026	3.4117	2.7536	1.8490	1.3150	0.9084	0.7042	0.4121	0.1671	0.0740	0.0309	0.0099	0.0009	0.0000
January 15, 2027	3.4117	2.6531	1.6961	1.1520	0.7566	0.5673	0.3125	0.1191	0.0508	0.0198	0.0052	0.0000	0.0000
January 15, 2028	3.4117	2.5025	1.4752	0.9258	0.5573	0.3953	0.1995	0.0725	0.0305	0.0108	0.0018	0.0000	0.0000
January 15, 2029	3.4117	2.2584	1.1145	0.5801	0.2866	0.1826	0.0835	0.0327	0.0143	0.0044	0.0001	0.0000	0.0000
January 15, 2030	3.4117	1.9609	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such effective date or stock price is not set forth in the table above, then:

•	if such stock price is between two stock prices in the table above or the effective date is between two dates in the table above, then the number of additional shares will be determined by a straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table and the earlier and later dates in the table above, as applicable, based on a 365- or 366-day year, as applicable; and

•	if the stock price is greater than $450 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change—Adjustment of Stock Prices and Number of Additional Shares”), or less than $67.64 (subject to adjustment in the same manner), per share, then no additional shares will be added to the conversion rate.

Notwithstanding anything to the contrary, in no event will the conversion rate be increased to an amount that exceeds 14.7841 shares of our common stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Generally.”

* * *

This communication is confidential and is intended for the sole use of the person to whom it is provided by the sender. The information in this pricing term sheet does not purport to be a complete description of the Notes or the offering.

The offer and sale of the Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the Notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act. The Notes and any shares of common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described in the Preliminary Offering Memorandum under the caption “Transfer Restrictions.”

You should rely only on the information contained or incorporated by reference in the Preliminary Offering Memorandum, as supplemented by this pricing term sheet, in making an investment decision with respect to the Notes.

Neither this pricing term sheet nor the Preliminary Offering Memorandum constitutes an offer to sell or a solicitation of an offer to buy any Notes in any jurisdiction where it is unlawful to do so, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the Notes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE IV

Parties to Lock-Up Agreement

Executive Officers

1.	Michael J. Happe

2.	Ashis N. Bhattacharya

3.	Stacy L. Bogart

4.	Huw S. Bower

5.	Donald J. Clark

6.	Bryan L. Hughes

7.	Casey Tubman

8.	Christopher D. West

9.	Bret A. Woodson

Directors (other than as listed above)

1.	David W. Miles

2.	Sara E. Armbruster

3.	Christopher J. Braun

4.	Kevin E. Bryant

5.	William C. Fisher

6.	Staci L. Kroon

7.	Richard D. Moss

8.	John M. Murabito

9.	Jacqueline D. Woods

Annex I

Form of Lock-Up Agreement

Lock-Up Agreement

[ • ], 2024

Goldman Sachs & Co. LLC

200 West Street,

New York, New York 10282-2198.

BMO Capital Markets Corp.

151 West 42nd Street, 32nd Floor

New York, New York 10036

Dear Ladies and Gentlemen:

The undersigned, a stockholder, an officer and/or director of Winnebago Industries, Inc., a Minnesota corporation (the “Company”), understands that Goldman, Sachs & Co. LLC and BMO Capital Markets Corp., Inc. (together, the “Purchasers”) propose to enter into a purchase agreement (the “Purchase Agreement”) with the Company providing for the private offering of Convertible Senior Notes due 2030 (the “Offering”), convertible into cash and, if applicable, shares of common stock, par value $0.50 per share, of the Company (the “Common Stock”), at the option of the Company, which will be offered pursuant to Rule 144A by means of an offering memorandum (the “Offering Memorandum”). In recognition of the benefit that such an offering will confer upon the undersigned as a an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Purchasers that, during the period beginning on the date hereof and ending on the date that is 90 days from the date of the Purchase Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Purchasers, except pursuant to the Purchase Agreement, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Purchasers as follows, provided that (1) the Purchasers receive or have received a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be (except in the case of clauses (iv) and (v)), (2) any such transfer shall not involve a disposition for value (except in the case of clauses (iv) and (v)), (3) such transfers are not required during the Lock-Up Period to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except in the case of clauses (i), (iv), (v) and (vii)), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period (except in the case of clauses (i), (iv), (v) and (vii)):

i.	as a bona fide gift or gifts; or

ii.	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

iii.	as a distribution to limited partners, stockholders or equity holders of the undersigned; or

iv.	in connection with the withholding, receipt, exercise, cashless (or net) exercise (whether to cover exercise price, taxes or other fees and expenses), settlement, vesting or forfeiture of, or removal or lapse of restrictions on, any stock option, Common Stock issued upon exercise of a stock option, restricted share unit, restricted stock or other award pursuant to any employee benefit or director equity plan or agreement in existence as of the date hereof, so long as (x) such transaction or event does not involve the sale or transfer of any shares of Common Stock (other than from the undersigned to the Company), (y) any filing or public announcement made in connection therewith states that such transfer was to the Company in connection with such exercise or settlement, and (z) such right of exercise or settlement occurs or expires during the Lock-Up Period; provided, that for the avoidance of doubt, this clause (iv) will expressly permit the cashless exercise of stock options due to expire during the term of this Agreement; provided, further, that the net proceeds of such exercise following the sale or transfer of any shares of Common Stock to cover the exercise price, taxes or other fees and expenses, shall be held in shares of Common Stock; or

v.	in connection with the withholding of Common Stock or restricted share units by the Company, at the direction of the undersigned, for the payment of taxes in connection with the vesting or settlement of a stock option, restricted share unit, restricted stock or other award pursuant to any employee benefit or director equity plan or agreement in existence as of the date hereof; provided, that (x) such transaction or event does not involve the sale or transfer of any shares of Common Stock or restricted share units (other than from the undersigned to the Company), (y) any filing or public announcement made in connection therewith states that such transfer was to the Company in connection with such exercise, and (z) such right of vesting or settlement occurs or expires during the Lock-Up Period; or

vi.	in connection with the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the purchase of shares of Common Stock, provided, that such plan does not provide for the purchase of Common Stock during the Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of

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such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company; or

vii.	to the undersigned’s affiliates or to any investment fund or other entity controlled, managed by the undersigned, provided that any filing or public announcement made in connection therewith states that such transfer was to the undersigned’s affiliates or to any investment fund or other entity controlled, managed by the undersigned.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Offering if and only if (i) such sales are not required during the Lock-Up Period to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales during the Lock-Up Period.

This letter agreement shall automatically terminate and become void upon the earlier to occur, if applicable of: (i) the termination of the Purchase Agreement prior to the consummation of the Offering and (ii) February 15, 2024 if the Purchase Agreement has not been executed by then.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:

Print Name:

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